CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND

WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Master Shareholder Services Agreement for the Franklin Templeton Funds

THIS AGREEMENT is made effective as of the 1s’ day of October, 2007 by and among NATIONWIDE FINANCIAL SERVICES, INC., on behalf of its subsidiaries and affiliates listed on Exhibit B (collectively “you”), FRANKLIN TEMPLETON DISTRIBUTORS, INC. (“Distributors”) and FRANKLIN TEMPLETON INVESTOR SERVICES, LLC (“Transfer Agent,” together, Distributors and Transfer Agent shall be referred to as “we” or “us”).

We understand that you or one or more of your subsidiaries and affiliates listed on Exhibit A (collectively “NFS” or “you”), or an entity on your/their behalf, currently provides recordkeeping and administrative services to various employer sponsored retirement plans that are participant directed (“Benefit Plans”),1 and that you have entered into agreements under which you establish and maintain Benefit Plan participant investment accounts and provide other administrative and personal services to Benefit Plans and their participants.

Under the terms of this Agreement you may purchase shares of the open-end investment companies distributed by Distributor (collectively the “Funds” or individually “Fund”) for the Benefit Plans you service. The purchase and sale of Fund securities are subject to the terms and conditions set forth in each Fund’s then current prospectus and statement of additional information (“Prospectus”). Such terms and conditions describe the expenses of the various share classes, transaction limits on share classes, availability of share classes to various types of retirement plans, eligibility requirements for sales charge waivers, and information as to whether a fund or class is closed to new investors. It is your responsibility to adhere to Prospectus requirements when purchasing Fund shares. We acknowledge that with regard to trade monitoring and restrictions, you shall apply your own written procedures.

We and you mutually desire the inclusion of the Funds as investment options in the Nationwide Variable Account and group annuity contracts issued through separate accounts offered by you as funding vehicles to Benefit Plans and/or as investment options in trust/custodial accounts offered by you as funding vehicles to the Benefit Plans each of which meets the criteria stated in each Fund’s then current prospectus and statement of additional information (“Prospectus”) to purchase shares of the Funds at net asset value. These criteria are set forth in each Fund’s Prospectus, which may be amended from time to time.

[1]

Within this agreement Benefit Plan shall mean an IRS recognized tax-deferred savings plan (a “Plan”), including without limitation employer sponsored retirement plans so long as under the terms of the Plan and subject to limitations imposed by the plan each participant has the independent authority to direct the investment of his or her interest in Fund shares as underlying investment options.

[2]

The variable annuity products offered through the Nationwide Variable Account allow for the allocation of net amounts received by Nationwide and the variable Accounts to Fund shares. All such products are held in individual retirement accounts for which the contractholder has the independent authority to direct the underlying investment allocation in Fund shares.

1.A. You shall provide shareholder and administrative services for certain participants in the Benefit Plans who have allocated net amounts received by you, with regard to group annuity contracts issued through separate accounts and trust/custodial accounts offered by you or your affiliates as funding vehicles, to investment in shares of the Funds. Such services shall include, without limitation, some or all of the following: answering inquiries regarding the Funds; assistance in changing account designations and addresses; performance of sub-accounting, if applicable; establishment and maintenance of shareholder accounts and records; assistance in processing purchase and redemption transactions; providing periodic statements showing a contract owner’s or participant’s account balance and such other information and services as we reasonably may request, to the extent you are permitted by applicable contract, statute, rule or regulation and have the systems capability to provide such information or services.

B. Applicable provisions relating to FundSERV and manual processing procedures are set forth in Exhibit B.

2. You agree to open and maintain an omnibus account for all Benefit Plans investing in a particular Fund. We shall instruct each Fund to recognize such omnibus account as a single shareholder and not to maintain separate accounts for each Benefit Plan or Benefit Plan participant. Neither we, nor the Funds, nor any affiliate thereof (hereinafter “Franklin or Templeton Entity”), shall have any responsibility with respect to administrative services, including tax reporting, for participants in each Benefit Plan.

3. You represent that you will notify the appropriate Benefit Plan sponsors of the arrangements provided for in this Agreement in accordance with and to the extent required by applicable laws and regulations. You agree to use reasonable efforts to notify us promptly in the event that you become aware that a Benefit Plan is planning to liquidate.

4.A. You represent and warrant that your performance and receipt of compensation or other benefits under this Agreement will not violate any applicable law, rule or regulation, including federal and state securities laws and the Employee Retirement Income Security Act of 1974.

B. You also represent that Nationwide Investment Services Corporation, an affiliate listed on Exhibit A is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

5. Neither you nor any of your employees or agents are authorized to make any representations concerning the shares of the Funds, without our prior review, except those contained in, and not taken out of context from, the then current Prospectuses and current printed sales literature of the Funds, copies of which will be supplied to you by us upon request. You shall have no authority to act as agent for the Funds or for us except where necessary to perform specific services under this Agreement. Except to the extent required by applicable law, no party shall use any other party’s names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of the other party in each instance. Notwithstanding the foregoing, you may identify the Funds in a listing of funds.

6. A. You agree to hold harmless and indemnify the Funds, Distributors, Transfer Agent, and each of their respective employees, officers, directors, trustees and agents from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) (collectively, “Losses”), arising from: (i) your violation of any law, rule or regulation; (ii) your breach of any of the provisions of this Agreement; (iii) any misstatement or omission to state a material fact relating to the Funds by you, your affiliates, employees or agents; and (iv) your cancellation of or correction to, or error in the placing of, an order or instruction for the purchase or redemption of Fund shares. You shall not be liable for indemnification hereunder if such Losses are attributable to Distributors’, Transfer Agent’s or the Fund’s bad faith, negligence, willful misfeasance or misconduct in performing obligations under this Agreement.

B. Distributors and Transfer Agent agree to hold harmless and indemnify you and your employees, officers, directors, trustees and agents from and against any Losses arising from: (i) our violation of any law, rule or regulation; (ii) our breach of any of the provisions of this Agreement; (iii) any misstatement or omission to state a material fact relating to the Funds by us, our affiliates, employees or agents; and (iv) our failure to correct in a timely manner any materially incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate for a Fund. Distributors and Transfer Agent shall not be liable for indemnification hereunder if such Losses are attributable to your bad faith, negligence, willful misfeasance or misconduct in performing obligations under this Agreement.

C. The parties shall make any adjustments with regard to errors or delays with respect to trade processing and pricing in accordance with the “Adjustments” provisions of Exhibit B hereto.

D. Notwithstanding the above, no party shall be responsible for any indirect consequential or special Losses or punitive damages.

E. Notwithstanding any other provisions of this Agreement to the contrary, the parties hereto shall not be responsible for delays or errors caused by acts of God or by circumstances beyond their reasonable control, including without limitation, acts of governmental or military authority, national emergencies, labor unrest, mechanical breakdown, insurrection, war, riots, failure or unavailability of transportation, communication or power supply, fire, flood, earthquake or other catastrophe, extreme market volatility or trading volumes; provided that the non-performing party uses commercially reasonable efforts to avoid or remove such causes of non-performance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.

F. Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party, in writing, of the commencement thereof; but the failure to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section. In the event that such an action is brought against any indemnified party, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

7.A. In consideration of the services described herein to be provided by you which consist primarily of providing shareholder/personal services in maintaining the accounts of Benefit Plans, Benefit Plan participants and Nationwide Variable Account contract holders who invest in shares of the Funds, you shall be entitled to receive from Distributors such 12b-1 fees as are set forth in each Fund’s Prospectus. Such services may include distributing Fund Prospectuses, annual reports and other Fund related information or communications to Benefit Plans and participants investing in the Funds, and answering participant and Benefit Plan sponsor inquiries regarding the Funds. These fees are paid in accordance with the Funds’ Rule 12b-1 plans and may change at any time, if required by applicable law or regulation or if the distribution plans under which the fees are paid are materially amended or terminated by the Board of the Funds or by vote of a majority of the outstanding Shares. Distributors shall provide you with reasonable advance notice of any change in fees payable to you. You agree that Distributors shall not be required to pay 12b-1 fees hereunder until such time as it is in receipt of such fees from the Funds.

B. In consideration of the services to be provided by you which consist primarily of recordkeeping services for Benefit Plans,: Benefit Plan participants and Nationwide Variable Account contract holders, similar to those which would be provided by Transfer Agent, the Funds’ transfer agent, if each participant invested directly in such Funds, you shall be entitled to receive from the Fund a recordkeeping/service fee of [**] ([**]) basis points per annum of the average daily net asset value of the shares invested through your arrangements with Benefit Plans in each quarter. The average daily net assets invested through such arrangements over a three-month period shall be computed in the same manner as each Fund uses to compute its net assets as set forth in its then current Prospectus. Recordkeeping services include establishing and maintaining participant account balances invested in the Funds through Benefit Plans, processing and accounting for participant exchanges among Fund options, and processing redemptions in accordance with Benefit Plan requirements. Currently, the following series of Templeton Institutional Funds, Inc. do not pay recordkeeping/service fees: Emerging Market Series, Foreign Equity Series (Primary Shares), and Foreign Smaller Companies Series. Such fees may be changed to conform to changes required by the Funds’ boards of directors or trustees. However, we agree to provide you with at least sixty (60) days’ notice of impending changes.

The recordkeeping/service fees set forth in this Agreement shall be earned upon provisions of the services and payable on a quarterly basis beginning the next off-calendar quarter-end after the effective date of this Agreement. You shall provide Transfer Agent with a statement (“Statement”) within thirty (30) days of the end of each month setting forth the total number of participant accounts and Nationwide Variable Account contract holders invested in each Fund as of the end of that month, along with any other supporting data reasonably requested by Transfer Agent. Transfer Agent shall not be required to make payments for recordkeeping/service fees for a quarter hereunder until such time as it has received each monthly Statement for the months within the quarter.

Recordkeeping/service fees shall become payable only upon receipt of all required monthly Statements delivered in good order. Once a recordkeeping/service fee becomes payable, we will make every effort to deliver payment within thirty (30) days. Upon our request, which may occur no more frequently than annually, you shall have an officer or auditor certify that the monthly Statements provided to us for the prior four quarters are accurate and correct.

C. For the payment period in which this Agreement terminates, there shall be an appropriate proration of the recordkeeping/service fees noted above, on the basis of the number of days that the Agreement is in effect during the quarter, provided however that recordkeeping/service fees will continue to be paid hereunder, for a period of sixty (60) days following the termination date, with regard to Fund shares which continue as investment allocations to any or all of the Nationwide Variable Account, Benefit Plan separate accounts and/or investment vehicles, and 12b-1 fees will continue to be paid pursuant to the terms of the applicable prospectus.

8. Except as otherwise agreed in writing, you shall bear all expenses incidental to the performance of the services to be provided by you hereunder. All expenses incident to the performance by us or the Funds under this Agreement shall be paid by us or the Funds. We shall be responsible for the cost of registration of the Funds’ shares, and for the cost of and providing you with such copies of relevant Prospectuses for all participants making an initial Fund allocation as well as relevant Prospectuses, proxy material, periodic reports to shareholders, and other material as shall be reasonably requested by you to disseminate to Benefit Plan participants who allocate investments to shares of the Funds. You shall be responsible for all costs associated with distributing such material to Benefit Plan participants.

9. We reserve the right, in our discretion, acting in good faith, in the best interests of shareholders of such Funds, and without prior notice, to refuse an order for the purchase of shares or suspend the sale of shares or withdraw the sale of shares of any or all of the Funds in accordance with each Fund’s Prospectus. You agree to assess short-term trading redemption fees at the plan participant level in accordance with each Fund’s redemption fee policy as set forth in the Fund’s Prospectus.

10. You and we each agree to provide to the other copies of historical records and other documentation (including, but not limited to, records and other communications to or from the participants regarding the Funds and/or the Funds as eligible investment options) necessary for such party to fulfill its obligations under this Agreement and/or federal and state laws and regulations, in each case to the extent such information or documentation is reasonably available and the providing party is not prohibited by law or contract from providing same and as may reasonably be requested to enable the other and its representatives (including, without limitation, as applicable auditors, investment advisers, accountants or transfer agents) to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder or participant. You also agree that you will permit us, or our designated representatives to have reasonable access to your personnel and records during normal business hours and at our expense in order to facilitate our review of compliance with the terms of this Agreement

11. Upon our request, which may occur no more frequently than annually, you shall provide us with a certification that certifies i) that the monthly Statements required under section 7B herein for the prior four quarters are accurate and correct, and ii) that all omnibus accounts covered under this Agreement relate to the Nationwide Variable Account or exclusively contain retirement assets that fall under the definition of Benefit Plan as used in this Agreement. You also agree that you will permit us, or our designated representatives to have reasonable access to your personnel and records in order to monitor compliance with the terms of this Agreement.

12. You may delegate your obligation to provide recordkeeping and administrative services under this Agreement to another entity, provided that such entity has all appropriate and necessary licenses, registrations and authorizations to perform the services delegated. Notwithstanding any such delegation, you shall remain responsible for the performance of such services.

13.A. This Agreement shall become effective as of the date indicated on page one.

B. This Agreement shall terminate automatically (1) in the event of an assignment of this Agreement by a party unless such assignment is made with the written consent of the other party and in accordance with applicable law; or (ii) as to a Fund, the provisions of paragraph 7A shall terminate in the event that the Fund terminates its 12b-1 plan; or (iii) as to a Benefit Plan, in the event that your services to the Benefit Plan terminate.

C. We may terminate this Agreement, (i) as to a Fund, at any time upon reasonable advance notice to you (without the payment of any penalty) upon instruction by a majority of the “non-interested trustees” or “non-interested directors,” as relevant, as defined in the 12b-1 plan related to the Fund, or pursuant to a vote of a majority of the outstanding voting securities, as defined in the 12b-1 plan of the Fund or, (ii) for any reason upon no less than sixty (60) days advance written notice to you by either Distributors or Transfer Agent, in their discretion. You may terminate this Agreement upon no less than sixty (60) days advance written notice to either Distributors or Transfer Agent. Either party may terminate this Agreement for cause immediately upon written notice to the other upon (i) a material breach by the other party of this Agreement if the breaching party does not cure the material breach within thirty (30) days after receiving written notice of said material breach from the non-breaching party; or (ii) upon institution of relevant formal proceedings against the other party (or with regard to us, us or the Funds) by the NASD, the IRS, the Department of Labor, the SEC or any other regulatory body. Failure to terminate for any cause shall not constitute a waiver of any right to terminate at a later date for any such cause.

D. In the event this Agreement is terminated, you will not continue to use the Franklin Templeton name or any other words which may be reasonably construed to imply a continuing relationship with us or with the Funds except to the extent otherwise permitted pursuant to this Agreement with regard to shares of Funds held by the Nationwide Variable Account, Separate Accounts and/or the Trust/Custodial Accounts.

. Notwithstanding any of the foregoing provisions, for so long as allocations to any or all of the Nationwide Variable Account, separate accounts and/or investment vehicles remain invested in Fund shares, this Agreement shall remain if force with regard to such shares, for a period of sixty (60) days following the termination date. In addition, the provisions of Section 6, 15 and 20 shall survive termination of this Agreement.

14. You agree that your registered representatives, agents, independent contractors and employees, as applicable, will not conduct business concerning the Benefit Plans on our websites at franklintempleton.com (the “Site”) without first contractually agreeing, by way of an addendum to ₹ his Agreement, to our express requirements for Site access and usage.

0. A. Nationwide Financial Services, Inc. (“Nationwide”) represents that it is a holding company duly organized and in good standing under applicable state law. Nationwide represents that its subsidiaries have been duly organized and are in good standing under applicable state law and with applicable regulatory bodies.

Nationwide represents that its life insurance company subsidiaries have validly established all separate accounts under applicable state law. Nationwide represents that the Separate Accounts are either properly registered under federal law or are otherwise exempt from registration under the Investment Company Act of 1940, as amended (“1940 Act”) pursuant to Section 3(c)(11) and the group annuity contracts are exempt from registration pursuant to Section 3(a)(2) of the Securities Act of 1933, as amended (“1933 Act”), except for Nationwide Variable Account which Nationwide represents is registered as a unit investment trust in accordance with the 1940 Act.

Nationwide represents that it will seek to have the group annuity contracts approved by state insurance authorities in jurisdictions where those contracts will be offered.

Nationwide represents that the group annuity contracts are designed to be treated as annuity contracts under the appropriate provisions of the Internal Revenue Code (the “Code”). Nationwide shall make every effort to maintain such treatment, and will promptly notify us upon having a reasonable basis for believing that such group annuity contracts have ceased to be so treated or that they might not be so treated in the future.

Nationwide represents that it will conduct its activities hereunder in material conformity with all applicable federal and state laws or regulations.

B. Distributors makes the following representations on behalf of the Funds.

Each Fund is duly organized and validly existing under applicable state law. Each Fund shares are duly authorized for issuance in accordance with applicable law, each Fund is registered as an open-end management investment company under the 1940 Act, and each Fund will maintain its registration as an investment company under the 1940 Act.

Each Fund shall take all such actions as are necessary to permit the sale of its shares to the Benefit Plans, including registering its shares sold under the terms of this Agreement, as required, under the 1933 Act. Each Fund will amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to affect the continuous offering of its shares. Each Fund, except for state-specific tax-exempt Funds, has registered and qualified its shares for sale in all states.

Each Fund is currently qualified as a regulated investment company under Subchapter M of the Code, and shall make every effort to maintain such qualification. Each Fund shall promptly notify you upon having a reasonable basis for believing that it has ceased to so qualify, or that it may not qualify as such in the future.

Distributor, as the distributor of the Funds, represents that it (i) is registered as a broker-dealer under the 1934 Act and will remain duly registered under all applicable federal and state securities laws, (ii) is a member in good standing of the National Association of Securities Dealers, Inc. (“NASD”), (iii) serves as principal underwriter/distributor of the Funds, and (iv) will perform its obligations for each Fund in accordance with any applicable state and federal securities laws.

16. For so long as and to the extent that pass-through voting privileges exist for the separate accounts, you shall distribute all proxy material furnished by us (provided that a sufficient quantity of such material is received by you or your designated agent at least 10 Business Days prior to the date scheduled for mailing to the Benefit Plan or its selected fiduciary or authorized representative) and shall vote Fund shares in accordance with instructions received from the Benefit Plan, the Benefit Plan’s selected fiduciary or its authorized representative on behalf of participants who have interests in such Fund shares. You shall vote the Fund shares for which no instructions have been received in the same proportion as Fund shares for which said instructions have been received from the Benefit Plan, the Benefit Plan’s selected fiduciary or authorized representative, provided that such proportional voting is not prohibited by a Benefit Plan’s trust or qualified retirement plan document, if applicable. You and your agents will in no way recommend an action in connection with or oppose or interfere with the solicitation of proxies in the Fund shares.

To. the extent that pass-through voting is not required, you shall distribute all proxy material furnished by us for shares of Funds held in trust/custodial Accounts to the Benefit Plan, the Benefit Plan’s selected fiduciary or its authorized representative for voting instructions (provided that such material is received by you or your designated agent at least 10 Business Days prior to the date scheduled for mailing to the Benefit Plan, the Benefit Plan’s selected fiduciary or its authorized representative).

17. Nothing in this Agreement shall be deemed to create a partnership or joint ventureby and among the parties hereto.

18. This Agreement and any amendments hereto shall not be amended, except by written instrument executed by all parties. This Agreement contains the entire agreement between the parties and supersedes all prior agreements or understandings between the parties and/or their affiliates relating to the inclusion of Funds as investment vehicles to Benefit Plans and/or related shareholder services including the following agreements and all amendments thereto: (i) Master Shareholder Services Agreement between us and National Deferred Compensation dated July 2, 1997; (ii) Master Shareholder Services Agreement between us and Nationwide Financial Services, Inc. dated March 4, 1999; (iii) Master Shareholder Services Agreement between us and Nationwide Investment Services Corporation dated April 28, 2000; (iv) Fund Participation Agreement among Distributors, Templeton Foreign Fund (“TFF”), Templeton Smaller Companies Growth Fund (“TSCGF”) and Nationwide Life Insurance Company dated January 12, 1993; (v) Fund Participation Agreement among Distributors, TFF, Nationwide Life Insurance Company dated July 8, 1994; and (vi) Fund Participation Agreement among Nationwide Life Insurance Company, Distributors, TFF and TSCGF dated November 17, 1994, respectively.

19. We acknowledge and agree that you may enter into agreements similar to this Agreement with organizations other than us that also serve as principal underwriters for, or distributors of, or transfer agents for, mutual funds. You acknowledge and agree that, nothing contained herein shall prohibit us, the Funds or any Franklin or Templeton Entity from entering into agreements similar to this Agreement with organizations other than you or from soliciting any employee benefit plan or sponsor thereof to enter into an arrangement with us, the Funds or any other Franklin or Templeton Entity for services similar to those to be provided under this Agreement.

20. For purposes of this Section, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and each party agrees not to use, disclose or distribute to others any such information except as necessary to perform the terms of this Agreement and each party agrees to comply with all applicable provisions of the Gramm-Leach-Bliley Act.

For purposes of this Section, “Confidential Information” means any data or information regarding proprietary or confidential information concerning each of the parties. Confidential Information does not include information that (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the receiving party (“Receiving Party”) or by no violation of this Agreement; (b) was lawfully received by the Receiving Party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the disclosing party (“Disclosing Party”); (d) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; or, (e) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement. Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party’s Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.

In the event Confidential Information includes Customer Information, the Customer Information clause controls.

Each party will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Confidential Information that (a) are at least equal to industry standards for such types of locations, (b) are in accordance with reasonable policies in these regards, and (c) provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of Confidential Information under this Agreement. Without limiting the generality of the foregoing, each party will take all reasonable measures to secure and defend its location and equipment against “hackers” and others, both internal and external, who may seek, without authorization, to modify or access its systems or the information found therein. Each party will periodically test its systems for potential areas where security could be breached, and will report to the other party immediately any breaches of security or unauthorized access to its systems that it detects or becomes aware of. Each party will use diligent efforts to remedy such breach of security or unauthorized access in a timely manner. Each party maintains the reasonable right to audit its data in the other party’s systems environment.

All Confidential Information must be stored in a physically and logically secure environment that protects it from unauthorized access, modification, theft, misuse and destruction. In addition to the general standards set forth above, each party will maintain an adequate level of physical security controls over its facility including, but not limited to, appropriate alarm systems, fire suppression, and access controls (including off-hour controls), which may include visitor access procedures, security guard force, video surveillance, and staff egress searches. Further, each party will maintain an adequate level of data security controls, including, but not limited to, logical access controls including user sign-on identification and authentication, data access controls (e.g., password protection of applications, data files and libraries), accountability tracking, anti-virus software, secured printers, restricted download to disk capability and provision for system backup.

21. Each notice required by this Agreement shall be given in writing and delivered by U.S. first class mail or overnight courier in each case prepaid and addressed:

If to you, to:          Nationwide Financial Services, Inc.

    One Nationwide Plaza 112-04

    Columbus, Ohio 43215

    Attention: Product Officer

If to us, to:            Franklin Templeton Distributors, Inc.

    One Franklin Parkway

    San Mateo, CA 94403-1906

    Attention: Peter D. Jones, President

and:                       Franklin Templeton Investor Services, LLC

    3344 Quality Drive

    Rancho Cordova, CA 95670

    Attention: Basil K. Fox, Jr., President

Any party may change its address by notifying the other party(ies) in writing. Notices will be deemed given upon dispatch.

22. Each party may disclose that it has entered into this arrangement with the other. No party shall disclose the compensation terms included herein to any other parties, except (i) as may be required by applicable law, rules, regulations any governmental or regulatory authority (including, without limitation, the Securities and Exchange Commission, the NASD, the DOL or any applicable national securities exchange), or any court of competent jurisdiction; or (ii) at the discretion of you, to Plan(s), Plan Sponsors and/or Participants.

23. This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of New York without giving effect to the principles of conflicts of laws and the provisions shall be continuous. In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

FRANKLIN TEMPLETON DISTRIBUTORS, INC.

By:	/s/ Robert C. Hays
Robert C. Hays, Senior Vice President

Date:	9/28/2007

FRANKLIN TEMPLETON INVESTOR SERVICES, LLC

By:	/s/ Stuart J. Bateman
Stuart J. Bateman, Senior Vice President

Date:	10/1/2007

NATIONWIDE FINANCIAL SERVICES, INC. on behalf of its subsidiaries listed on exhibit A

By:	/s/ Karen R. Colvin
Name:	Karen R. Colvin
Title:	Attorney in Fact

Date:	10-3-07

Accepted and Agreed to With Regard to Section 18 only

TEMPLETON FOREIGN FUND		TEMPLETON SMALLER COMPANIES GROWTH FUND

By:	/s/ David P. Goss	By:	/s/ David P. Goss
Name:	David P. Goss	Name:	David P. Goss
Title:	Vice President	Title:	Vice President

Date:	September 28, 2007	Date:	September 28, 2007

EXHIBIT A

Subsidiaries

Nationwide Life Insurance Company

Nationwide Trust Company FSB a division of Nationwide Bank

Nationwide Investment Services Corporation

Nationwide Retirement Solutions, Inc. and subsidiaries and affiliates

Nationwide Life Insurance Company of America

Nationwide Life and Annuity Company of America

Any other existing or future direct or indirect subsidiaries of Nationwide Financial Services, Inc. issuing Separate Accounts, offering Trust/Custodial Accounts, sponsoring the Advisory Services Program or performing duties or obligations hereunder on behalf of Nationwide provided that such subsidiary is duly formed, validly existing and has all necessary licenses.

EXHIBIT B

Provisions Relating to Processing (NSCC version)

The parties agree that the purchase, redemption and settlement of shares of a Fund will normally follow the Fund/SERV-Defined Contribution and Clearance and Settlement

Service Processing Procedures below.

A. You, or your agent or designee, agree, in connection with establishing an account or accounts for Benefit Plans, to complete an Account Application for each registration, if requested by Franklin Templeton.

B. You represent that you or your agent or designee are members of the National Securities Clearing Corporation (“NSCC”) and you agree that the terms and conditions of NSCC membership shall be incorporated herein and the parties hereto shall act according to their duties as NSCC members and the procedures established by the NSCC, specifically with respect to the transmission and acceptance of electronic instructions for the purchase and redemption of Fund shares through the NSCC’s Defined Contribution Clearance and Settlement (“DCC&S”) System.

C. We will furnish or cause to be furnished to you, for each Fund (1) confirmed net asset value information as of the close of trading (currently 4:00 p.m. Eastern time, 1:00 p.m. Pacific time) on the New York Stock Exchange (the “Close of Trading”) on each business day that the New York Stock Exchange is open for business (each a “Business Day”) or at such other time as the net asset value of a Fund is calculated, as disclosed in the relevant then current Prospectus(es), in a format which includes the Fund’s name and the change from the last calculated net asset value, (2) dividend and capital gains information as it arises, and (3) in the case of fixed income funds, the daily accrual or the distribution rate factor. We shall use our best efforts to provide such information to you via the NSCC’s Networking or Mutual Fund Profile system by 6:30 p.m. Eastern time, 3:30 p.m. Pacific time.

D. You are authorized on behalf of the Franklin Templeton Funds to: (1) receive from the Benefit Plans for acceptance before the Close of Trading on each Business Day: (a) orders for the purchase of shares of any Fund, (b) exchange orders, and (c) redemption requests and redemption directions with respect to shares of any Fund serving as underlying investment options for the Benefit Plans (“Instructions”); (2) transmit to the NSCC net purchase and/or net redemption Instructions to be received by us no later than 6:30 a.m. Eastern time, 3:30 a.m. Pacific time on the next Business Day. All Instructions shall include the fund/broker account number assigned to your account(s). The Business Day on which such Instructions are received in proper form by you and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed, provided, except as provided in Section 4(c) of the Manual Trading Procedures, such Instructions are transmitted to us within the time set forth above. Instructions received in proper form by you and time stamped after the

Close of Trading on any given Business Day shall be treated as if received on the next Business Day. You warrant that all orders, Instructions and Confirmations received by you, which will be transmitted to us for processing on a Business Day, will have been received and time stamped prior to the Close of Trading on that Business Day. Instructions received by us after the 6:30 a.m. Eastern time set forth above shall, except as provided in Section 4(c) of the Manual Trading Procedures, be processed on the next Business Day. If pursuant to the Manual Trading Procedures below or specifically agreed to by us in writing, you may have the option of communicating Instructions to us by means other than DCC&S but such option will only be applicable to such Fund Accounts and for such periods as is specifically agreed to in advance.

E. Net purchase and net redemption transactions shall be settled in accordance with NSCC rules and procedures.

F. Nothing herein shall prevent a Fund from delaying or suspending the right of redemption in accordance with the provisions of the Investment Company Act of 1940, as amended, and the rules thereunder.

G. You shall be solely responsible for the accuracy of any Instruction transmitted to us via NSCC systems or otherwise and the transmission of such Instruction shall constitute your representation to us that the Instruction is accurate, complete and duly authorized by the Benefit Plan participant for whom the Fund shares serve as underlying investment options. You shall assume responsibility for any loss to us or to a Fund caused by a cancellation or correction made subsequent to the date as of which an order or Instruction has been placed, and you will immediately pay such loss to us or such Fund upon notification.

H. Each party to this Agreement shall notify the other of any material errors or omissions in any information including the net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. Each party agrees to maintain reasonable errors and omissions insurance coverage commensurate with its responsibilities under this Agreement.

The parties agree that the following manual trading procedures will only apply in the event of equipment failure or technical malfunctions or the parties’ inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties’ mutual consent to use manual processing.

Manual Processing Procedures

A. On each Business Day, you may receive Instructions from the plan participant for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day. Instructions in good order received by you prior to the close of trading on any given Business Day (generally, 4:00 p.m. ET (the “Trade Date”) and transmitted to us by no later than 9:00 a.m. ET the Business Day following the Trade Date (“Trade Date plus One” or “T+1”), will be executed at the NAV (“Share Price”) of each applicable Fund, determined as of the Close of Trading on the Trade Date.

B. By no later than 6:30 p.m. ET on each Trade Date (“Price Communication Time”), we will use our best efforts to communicate to you via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual or interest rate factor, determined at the Close of Trading on that Trade Date.

C. As noted in Paragraph A above, by 9:00 a.m. ET on T+1 (“Instruction Cutoff Time”) and after you have processed all approved transactions, you will transmit to us via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to you and us, a report (the “Instruction Report”) detailing the Instructions that were received by you prior to the Funds’ daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date. For manual trades, confirmations are initiated by us on T+2.

(1) It is understood by the parties that all Instructions from the plan participant shall be received and processed by you in accordance with your standard transaction processing procedures. You or your designees shall maintain records sufficient to identify the date and time of receipt of all plan participant transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or their designated representative or, by appropriate governmental authorities. Under no circumstances shall you change, alter or modify any Instructions received in good order.

(2) Following the completion of the transmission of any Instructions by you to us by the Instruction Cutoff Time, you will verify that the Instruction was received by us.

(3) In the event that an Instruction transmitted by you on any Business Day is not received by us by the Instruction Cutoff Time, due to mechanical difficulties or for any other reason beyond your reasonable control, such Instruction shall nonetheless be treated by us as if it had been received by the Instruction Cutoff Time, provided that you retransmit such Instruction by facsimile transmission to us and such Instruction is received by our financial control representative no later than 9:30 a.m. ET on T+1. In addition, you will use your best efforts to place a phone call to a financial control representative of ours prior to 12:00 p.m. noon ET on T+1 to advise us that a facsimile transmission concerning the Instruction is being sent.

(4) With respect to all Instructions, we will manually adjust a Fund’s records for the Trade Date to reflect any Instructions sent by you.

(5) By no later than 4:00 p.m. ET on T+1, and based on the information transmitted to us pursuant to Paragraph C(3) above, you will use your best efforts to verify that all Instructions provided to us on T+1 were accurately received and that the trades for each Account were accurately completed and you will use your best efforts to notify us of any discrepancies.

D. As set forth below, upon the timely receipt from you of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.

(1) Except as otherwise provided herein, all purchase and redemption transactions will settle on T+1. Settlements will be through net Federal Wire transfers to an account designated by a Fund. In the case of Instructions which constitute a net purchase order, settlement shall occur by you initiating a wire transfer by 1:00 p.m. ET on T+l to the custodian for the Fund for receipt by the Funds’ custodian by no later than the Close of Business at the New York Federal Reserve Bank on T+1, causing the remittance of the requisite funds to us to cover such net purchase order.

In the case of Instructions which constitute a net redemption order, settlement shall occur by us causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire by 1:00 p.m. ET on T+1, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (ii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law. Settlements shall be in U.S. dollars.

(2) You (and your Separate Accounts and/or Trust/Custodial Accounts) shall be designated as record owner of each account (“Record Owner”) and we shall provide you with all written confirmations required under federal and state securities laws.

(3) On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions. Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open. The original T+1 Settlement Date will not apply. Rather, for purposes of this Paragraph D(3) only, the Settlement Date will be the date on which the Instruction settles.

(4) You shall, upon receipt of any confirmation or statement concerning the accounts, verify the accuracy of the information contained therein against the information contained in your internal record-keeping system and shall promptly, advise us in writing of any discrepancies between such information. We and you shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

Adjustments

In the event of any error or delay with respect to both the NSCC Processing Procedures and the Manual Processing Procedures outlined in Exhibit B herein: (i) which is caused by the Funds or us, we shall make any adjustments on the Funds’ accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the plan participant and you, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by you, we shall make any adjustment on the Funds’ accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by you for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages. In the event of any such adjustments on the Funds’ accounting system, you shall make the corresponding adjustments on your internal record-keeping system. In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost, which results from its error or delay. All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.

FIRST AMENDMENT TO

Master Shareholder Services Agreement for the Franklin Templeton Funds

This First Amendment (“Amendment”) dated as of June 1, 2009, is by and among Nationwide Financial Services, Inc., on behalf of its subsidiaries listed on Exhibit A (collectively, “NFS” or “you”), Franklin Templeton Distributors, Inc. (“Distributors”) and Franklin Templeton Investor Services, LLC (“Transfer Agent,” together, Distributors and Transfer Agent shall be referred to as “we” or “us”). This Amendment amends the Master Shareholder Services Agreement for the Franklin Templeton Funds (the “Agreement”) dated October 1, 2007.

WHEREAS, NFS, Distributors, and the Transfer Agent desire to amend the Agreement.

NOW, THEREFORE, NFS, Distributors, and the Transfer Agent agree to the following:

1.	Under section 21, the address for NFS is deleted in its entirety and replaced with the following address:

Nationwide Financial Services, Inc.

One Nationwide Plaza, 2-02-18

Columbus, Ohio 43215

Attention: AVP – NF Investment Offerings

2.	Section 22 is deleted in its entirety and replaced with the following:

22. Each party may disclose that it has entered into this Agreement. No party shall disclose the compensation terms included herein to any other parties, except (i) as may be required by applicable law, rules, regulations or any governmental or regulatory authority (including, without limitation, the Securities and Exchange Commission, the NASD, the DOL or any applicable national securities exchange), or any court of competent jurisdiction; or (ii) at the discretion of you, when you have determined in good faith that such disclosure is appropriate under the circumstances and that such disclosure is made in furtherance of the business purposes of the parties as set forth in the Agreement.

3.	Exhibit A is deleted in its entirety and replaced with the Exhibit A attached hereto.

4.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

NATIONWIDE FINANCIAL SERVICES, INC.

By: Steven D. Pierce
Title: AVP, NIA Operations and Third Party Relations

FRANKLIN TEMPLETON DISTRIBUTORS, INC.

By:
Title:

FRANKLIN TEMPLETON INVESTOR SERVICES, LLC

By:
Title:

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EXHIBIT A

Subsidiary Life Insurance Companies

Nationwide Life Insurance Company

Nationwide Life and Annuity Insurance Company

Other Subsidiaries

Nationwide Trust Company, FSB, a division of Nationwide Bank

Nationwide Investment Services Corporation

Nationwide Retirement Solutions, Inc., and subsidiaries and affiliates

Nationwide Life Insurance Company of America

Nationwide Life and Annuity Company of America

Nationwide Investment Advisors, LLC

Any other existing or future direct or indirect subsidiaries of Nationwide Financial Services, Inc. issuing Separate Accounts, offering Trust/Custodial Accounts, or performing duties or obligations hereunder on behalf of Nationwide provided that such subsidiary is duly formed, validly existing and has all necessary licenses.

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